Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Lazard Fintech Acquisition Corp. I (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-254544) of our report dated March 19, 2021, except for the Warrant Instruments in Note 2, as to which the date is August 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Lazard Fintech Acquisition Corp. I as of March 12, 2021 and for the period from February 24, 2021 (inception) through March 12, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 24, 2021